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                                                                     EXHIBIT 11


                              R-B RUBBER PRODUCTS, INC.
                         CALCULATIONS OF NET INCOME PER SHARE





                                Year Ended Decmeber 31,
                               -------------------------------------------------
                                1996                     1995
                               ------------------------ ------------------------
                                Primary   Fully Diluted  Primary   Fully Diluted
                               ------------------------ ------------------------
Weighted Average Shares
Outstanding for the Period     2,172,500    2,172,500   1,756,973    1,756,973

Dilutive Common Stock
Options Using the Treasury
Stock Method                      14,205       14,205         -            -
                               ------------------------ ------------------------
 Total Shares Used for Per
 Share Calculations            2,186,705    2,186,705   1,756,973    1,756,973
                               ------------------------ ------------------------
                               ------------------------ ------------------------
 Net Income (Loss)               264,245      264,245    (588,021)    (588,021)
                               ------------------------ ------------------------
                               ------------------------ ------------------------
 Net Income (Loss) Per Share  $     0.12   $     0.12  $    (0.33)  $    (0.33)
                               ------------------------ ------------------------
                               ------------------------ ------------------------